Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 18 dated February 11, 2011

to the Prospectus dated April 28, 2010

We are providing this Supplement No. 18 to you in order to supplement our prospectus dated April 28, 2010. This Supplement No. 18 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 15 dated November 23, 2010, which superseded and replaced all prior supplements to the registrant’s prospectus dated April 28, 2010, Supplement No. 16 dated December 15, 2010 and Supplement No. 17 dated December 23, 2010. Capitalized terms used in this Supplement No. 18 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

RECENT DEVELOPMENTS

Financial Statements

The financial statements set forth in "Item 9.01 Financial Statements and Exhibits" of our Current Report on Form 8-K/A that was filed with the SEC on February 11, 2011 are attached as Annex A to this Supplement No. 18.

ANNEX A TO SUPPLEMENT NO. 18

Report of Independent Registered Public Accounting Firm

The Members

Duke/Hulfish, LLC:

We have audited the accompanying combined statement of revenue in excess of certain expenses (the “Combined Statement”) of the Duke Office Portfolio Tranche I (the "Properties"), described in note 1, for the year ended December 31, 2009. This Combined Statement is the responsibility of Duke/Hulfish, LLC’s management. Our responsibility is to express an opinion on this Combined Statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Combined Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Form 8 K/A of CB Richard Ellis Realty Trust, as described in note 2 to the Combined Statement. It is not intended to be a complete presentation of the Properties’ revenue and expenses.

In our opinion, the Combined Statement referred to above presents fairly, in all material respects, the combined revenue in excess of certain expenses, as described in note 2, of the Properties for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Indianapolis, IN

February 7, 2011

DUKE OFFICE PORTFOLIO TRANCHE I

Combined Statements of Revenue in Excess of Certain Expenses

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010 (unaudited)
Revenue:
Rental income, including reimbursements from tenants	$20,647,588	$16,828,263

Certain expenses:
Rental Expenses	5,140,467	4,057,124
Real estate taxes	2,514,799	2,031,813
	7,655,266	6,088,937
Revenue in excess of certain expenses	$12,992,322	$10,739,326

See accompanying notes to combined statements of revenue in excess of certain expenses.

DUKE OFFICE PORTFOLIO TRANCHE I

Notes to Combined Statements of Revenue in Excess of Certain Expenses

for the Year Ended December 31, 2009 and for the

Unaudited Nine-Months Ended September 30, 2010

(1) Operating Properties

The Combined Statement for the year ended December 31, 2009 relates to the operations of the following properties (“Duke Office Portfolio Tranche I”), which has been acquired by Duke/Hulfish, LLC from affiliates of Duke Realty Corporation. An affiliate of Duke Realty Corporation is one of the members of Duke/Hulfish, LLC.

Property	Property market	Property type	Rental square footage
McAuley Place	Cincinnati, OH	Office	190,733
Easton III	Cincinnati, OH	Office	135,485
Point West I	Dallas, TX	Office	182,700
Sam Houston Crossing I	Houston, TX	Office	159,175
Regency Creek	Raleigh, NC	Office	122,087
533 Maryville Center	St. Louis, MO	Office	125,296
555 Maryville Center	St. Louis, MO	Office	127,082

(2) Basis of Presentation

The accompanying Combined Statement has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in a Form 8-K/A to be filed by CB Richard Ellis Realty Trust and is not intended to be a complete presentation of the revenues and expenses of the Duke Office Portfolio Tranche I properties. The Combined Statement is not representative of the actual results of operations of Duke Office Portfolio Tranche I for the year ended December 31, 2009, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Duke Office Portfolio Tranche I properties:

¡	Depreciation and amortization.

¡	Other costs not directly related to the proposed future operations of the Duke Office Portfolio Tranche I properties acquired.

Unaudited Interim Financial Information

The unaudited Combined Statement for the nine months ended September 30, 2010 has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements.

In the opinion of management, all adjustments considered necessary for a fair presentation of the unaudited Combined Statement for the nine months ended September 30, 2010 have been included, and all such adjustments are of a normal recurring nature. The unaudited Combined Statement for the nine months ended September 30, 2010 is not necessarily indicative of the revenues in excess of certain expenses that can be expected for the year ending December 31, 2010.

(3) Summary of Significant Accounting Policies

(a) Revenue Recognition

The Properties lease office space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which the Properties are reimbursed for common area, real estate tax, management fees, and insurance expenses. Revenue related to these reimbursed expenses is recognized in the period the applicable expenses are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income accrues for the full period of occupancy on a straight-line basis. Related adjustments increased base rental income by $178,071 (unaudited) for the nine months ended September 30, 2010 and increased base rental income by $2,341,177 for the year ended December 31, 2009.

DUKE OFFICE PORTFOLIO TRANCHE I

Notes to Combined Statements of Revenue in Excess of Certain Expenses—(Continued)

for the Year Ended December 31, 2009 and for the

Unaudited Nine-Months Ended September 30, 2010

(b) Rental Expenses

Rental expenses include only those expenses expected to be comparable to the proposed future operations of the Properties. Repairs and maintenance expenses are charged to expense as incurred. Expenses such as depreciation, amortization, interest expense related to mortgage debt not assumed, and professional fees are excluded from the Combined Statement.

(c) Use of Estimates

The Combined Statement has been prepared on the accrual basis of accounting. Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Combined Statement in conformity with GAAP. Actual results could differ from those estimates.

(4) Rental Revenue

Space is leased to tenants under various operating leases with initial terms ranging from one year to fifteen years. The leases provide for reimbursement of real estate taxes, common area maintenance and certain other operating expenses. At September 30, 2010, future minimum rentals to be received under noncancelable operating leases for each of the years ended December 31 are as follows:

2010 (remaining three months)	$4,532,444
2011	17,758,242
2012	17,506,422
2013	16,924,499
2014	16,293,501
76,951,240

Thereafter	$149,966,368

(5) Tenant Concentrations

At December 31, 2009, the following tenants represented over 10% of the total rental income or square footage at the Duke Office Portfolio Tranche I properties:

Building	Tenant	Percentage of total square footage	Percentage of total rental income	Lease expiration
McAuley Place	Mercy Health Partners of Southwest Ohio	10%	14%	8/31/2023
Easton III	Lane Bryant, Inc.	13%	10%	1/31/2019
533 Maryville Centre and 555 Maryville Centre	Eveready Battery Company	16%	29%	4/30/2011
Point West I	American Home Mortgage Services	18%	8%	12/6/2016

In 2010, Eveready Battery Company extended both of its leases through April 30, 2021.

If these tenants were to default on their leases, future revenues of the properties could be adversely impacted. No other tenants represented more than 10% of the properties’ total rental income or square footage.

(6) Related Party Transactions

Duke Realty Services, LLC, an affiliate of Duke Realty Corporation, provides management services for the Duke Office Portfolio Tranche I properties. The properties incurred management fees of approximately $518,143 (unaudited) and $571,760, which are included in operating expenses for the nine month period ended September 30, 2010 and the year ended December 31, 2009, respectively. Duke Realty Services, LLC will continue to provide management services for the properties.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

The following unaudited pro forma condensed consolidated statements of operations of CB Richard Ellis Realty Trust (the “Company”) including its consolidated subsidiaries, for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are based on the historical consolidated statements of operations of CB Richard Ellis Realty Trust and gives effect to the acquisitions of the following single tenant leased properties as if they were acquired on January 1, 2009, (i) the 13201 Wilfred Lane property (“13201 Wilfred Lane”) which was acquired on June 30, 2009, (ii) the 3011, 3055, 3077 Comcast Place property (“Comcast”) which was acquired on July 1, 2009, (iii) the 12650 Ingenuity Dr. property (“Ingenuity”) which was acquired on August 5, 2009, (iv) the Northpoint III property (“Duke NP III”) which was acquired on October 15, 2009, (v) the West Point Trade Center property (“West Point”) which was acquired on December 30, 2009, (vi) the Miramar I property acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (vii) the Miramar II property acquired on December 31, 2009 and subsequently contributed to the Duke joint venture on March 31, 2010, (viii) the 3900 North Paramount Parkway, 3900 South Paramount Parkway and 1400 Perimeter Park Drive properties (collectively the “Duke North Carolina Portfolio”), a Duke joint venture interest which was acquired on March 31, 2010, (ix) the 5160 Hacienda Drive property which was acquired on April 8, 2010, (x) the 10450 Pacific Court Center property which was acquired on May 7, 2010, (xi) the Amber Park and Brackmills properties, UK JV interests which were acquired on June 10, 2010, (xii) the Düren and Shönberg properties, European JV interests which were acquired on June 10, 2010, (xiii) the 225 Summit Avenue property which was acquired on June 21, 2010, (xiv) the One Wayside Road property which was acquired on June 24, 2010, (xv) the 100 Tice Blvd. property which was acquired on September 28, 2010, (xvi) the National Industrial Portfolio (“NIP”) which was acquired on October 27, 2010 and (xvii) and the Duke Office Portfolio – Tranche I (“Duke Tranche I”) which was acquired on December 21, 2010.

Our unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 is presented as if the acquisition of NIP, Pacific Corporate Park (“Pacific”), Duke Tranche I and the Duke joint venture financing with Metropolitan Life Insurance Company (the “Duke Financing”) had taken place on September 30, 2010. NIP was acquired on October 27, 2010, Pacific was acquired on November 15, 2010, Duke Tranche I was acquired on December 21, 2010 and the Duke Financing closed on November 24, 2010.

The unaudited pro forma condensed consolidated statements of operations do not purport to represent our results of operations that would actually have occurred assuming the acquisitions of 13201 Wilfred Lane, Comcast, Ingenuity, Duke NP III, West Point, Miramar I, Miramar II, Duke North Carolina Portfolio, 5160 Hacienda Drive, 10450 Pacific Court Center, UK JV interests, European JV interests, 225 Summit Avenue, One Wayside Road, 100 Tice Blvd., NIP and Duke Tranche I had occurred on January 1, 2009, nor do they purport to project our results of operations as of any future date or for any future period.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2010 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	NIP	Pacific	Duke Financing	Duke Tranche I	Consolidated Company Pro Forma
	A	B	C	D	E
Net Investments in Real Estate	$793,378	$73,000	$144,500	$—	$—	$1,010,878

Investment in Unconsolidated Entity	323,467	—	—	(72,888)	139,080	389,659
Cash and Cash Equivalents	294,350	(74,515)	(147,573)	72,888	(141,977)	3,174
Restricted Cash	2,490	—	—	—	—	2,490
Accounts and Other Receivables	3,950	—	—	—	—	3,950
Deferred Rent	6,618	—	—	—	—	6,618
Acquired Above Market Leases	18,922	—	—	—	—	18,922
Acquired in Place Lease Value	81,340	—	—	—	—	81,340
Deferred Financing Costs	5,082	—	—	—	—	5,082
Lease Commissions	1,581	—	—	—	—	1,581
Other Assets	4,174	—	—	—	—	4,174

Total Assets	$1,535,352	$(1,515)	$(3,073)	$—	$(2,897)	$1,527,868

LIABILITIES
Notes Payable	$269,883	$—	$—	$—	$—	$269,883
Loan Payable	25,000					25,000
Security Deposits	1,666	—	—	—	—	1,666
Accounts Payable and Accrued Expenses	13,643	—	—	—	—	13,643
Accrued Offering Costs Payable to Related Parties	2,103	—	—	—	—	2,103
Acquired Below Market Leases	14,689	—	—	—	—	14,689
Property Management Fee Payable to Related Party	132	—	—	—	—	132
Investment Management Fees Payable to Related Party	990	—	—	—	—	990
Distributions Payable	21,623	—	—	—	—	21,623
Interest Rate Swaps at Fair Value—Non-Qualifying Hedges	1,625	—	—	—	—	1,625
Interest Rate Swaps at Fair Value—Qualifying Hedges	2,083	—	—	—	—	2,083

Total Liabilities	353,437	—	—	—	—	353,437
COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST
Operating Partnership Units	2,464	—	—	—	—	2,464

SHAREHOLDERS' EQUITY

Common Stock, $.01 par value, 990,000,000 shares authorized; 155,627,892 issued and outstanding	1,557	—	—	—	—	1,557
Additional Paid-in-Capital	1,372,485	—	—	—	—	1,372,485
Accumulated Deficit	(184,844)	(1,515)	(3,073)	—	(2,897)	(192,328)
Accumulated Other Comprehensive Loss	(9,747)	—	—	—	—	(9,747)

Total Shareholders’ Equity	1,179,451	(1,515)	(3,073)	—	(2,897)	1,171,967

Total Liabilities and Shareholders’ Equity	$1,535,352	$(1,515)	$(3,073)	$—	$(2,897)	$1,527,868

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

for the Nine Months Ended September 30, 2010 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	NIP	Duke Tranche I	Duke NC Portfolio Pro Forma Adjust- ments	5160 Hacienda Dr. Pro Forma Adjust- ments	10450 Pacific Ctr. Court Pro Forma Adjust- ments	UK JV Pro Forma Adjust- ments	European JV Pro Forma Adjust- ments	225 Summit Ave. Pro Forma Adjust- ments	One Wayside Dr. Pro Forma Adjust- ments	100 Tice Blvd. Pro Forma Adjust- ments	NIP Pro Forma Adjust- ments	Duke Tranche I Pro Forma Adjustments	Consolidated Company Pro Forma
	AA	BB	CC	DD	EE	FF	GG	HH	II	JJ	KK	LL	MM
REVENUES
Rental	$46,529	$5,720	$—	$—	$942	$951	$—	$—	$2,054	$2,680	$3,963	$—	$—	$62,839
Tenant Reimbursements	8,947	1,256	—	—	144	136	—	—	49	211	981	—	—	11,725

Total Revenues	55,476	6,976	—	—	1,086	1,087	—	—	2,103	2,891	4,944	—	—	74,564

EXPENSES
Operating and Maintenance	5,130	364	—	—	22	22	—	—	103	91	624	—	—	6,356
Property Taxes	7,836	868	—	—	123	126	—	—	208	250	461	—	—	9,872
Interest	10,232	—	—	—	—	—	—	—	—	838	1,900	—	—	12,971
General and Administrative	4,243	71	—	—	—	—	—	—	—	—	—	—	—	4,315
Property Management Fee to Related Party	607	186	—	—	18	—	—	—	99	132	137	—	—	1,180
Investment Management Fee to Related Party	8,050	—	—	69	94	97	103	104	180	250	450	579	—	9,978
Acquisition Expenses	7,414	—	—	—	—	—	—	—	—	—	—	—	—	7,415
Depreciation and Amortization	21,902	—	—	—	132	237	—	—	763	1,113	1,184	1,094	—	26,427

Total Expenses	65,414	1,489	—	69	389	482	103	104	1,353	2,674	4,755	1,673	—	78,514

OTHER INCOME AND EXPENSES
Interest and Other Income	931	—	—	—	—	—	—	—	—	—	—	—	—	931
Net Settlement Payments on Interest Rate Swaps	(1,012)	—	—	—	—	—	—	—	—	—	—	—	—	(1,012)
Loss on Interest Rate Swaps	(239)	—	—	—	—	—	—	—	—	—	—	—	—	(239)
Loss on Note Payable at Fair Value	(98)	—	—	—	—	—	—	—	—	—	—	—	—	(98)
Loss on Early Extinguishment of Debt	(72)	—	—	—	—	—	—	—	—	—	—	—	—	(72)

Total Other Income and (Expenses)	(490)	—	—	—	—	—	—	—	—	—	—	—	—	(490)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES AND EQUITY IN (LOSS) INCOME OF UNCONSOLIDATED ENTITIES	(10,428)	5,487	—	(69)	697	605	(103)	(104)	750	217	189	(1,673)	—	(4,441)
PROVISION FOR INCOME TAXES	(248)	—	—	—	—	—	—	—	—	—	—	—	—	(248)
EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	5,385	—	8,591	524	—	—	648	141	—	—	—	—	(7,379)	7,910

NET (LOSS) INCOME	(5,291)	5,487	8,591	455	697	605	545	37	750	217	189	(1,673)	(7,379)	3,222

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	9	—	—	(1)	(1)	(1)	(1)	(0)	(1)	(1)	(1)	(6)	12	2

NET (LOSS) INCOME ATTRIBUTABLE TO CB RICHARD ELLIS REALTY TRUST SHAREHOLDERS	$(5,282)	$5,487	$8,591	$454	$696	$604	$544	$37	$749	$216	$188	$(1,679)	$(7,367)	$3,224

Basic and Diluted Net (Loss) Income per Share	$(0.04)													$0.03
Weighted Average Common Shares Outstanding—Basic and Diluted	128,405,833													128,405,833

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

for the Year Ended December 31, 2009 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	NIP	Duke Tranche I	13201 Wilfred Lane Pro Forma Adjust- ments	Comcast Pro Forma Adjust- ments	Ingenuity Pro Forma Adjust- ments	Duke– NPIII Pro Forma Adjust- ments	West Point Pro Forma Adjust- ments	Miramar I Pro Forma Adjust- ments	Miramar II Pro Forma Adjust- ments	Duke NC Portfolio Pro Forma Adjust- ments	5160 Hacienda Dr. Pro Forma Adjust- ments	10450 Pacific Ctr. Court Pro Forma Adjust- ments
	NN	OO	PP	QQ	RR	SS	TT	UU	VV	WW	XX	YY	ZZ
REVENUES
Rental	$47,023	$8,008	$—	$828	$1,750	$1,351	$—	$2,927	$—	$—	$—	$3,545	$2,754
Tenant Reimbursements	9,301	1,658	—	280	477	265	—	135	—	—	—	541	394

Total Revenues	56,324	9,666	—	1,108	2,227	1,616	—	3,062	—	—	—	4,086	3,148

EXPENSES
Operating and Maintenance	4,974	545	—	19	376	37	—	142	—	—	—	81	63
Property Taxes	7,624	1,124	—	260	288	218	—	90	—	—	—	463	364
Interest	11,378	—	—	—	—	539	—	—	—	—	—	—	—
General and Administrative	4,246	130	—	—	12	15	—	16	—	—	—	—	—
Property Management Fee to Related Party	656	231	—	—	—	—	—	—	—	—	—	21	—
Investment Management Fee to Related Party	7,803	—	—	71	192	114	115	168	146	205	275	355	282
Acquisition Expenses	5,832	—	—	—	—	—	—	—	—	—	529	701	650
Depreciation and Amortization	25,093	—	—	284	638	469	—	953	—	—	—	498	687
Loss on Impairment	9,160	—	—	—	—	—	—	—	—	—	—	—	—

Total Expenses	76,766	2,030	—	635	1,506	1,392	115	1,369	146	205	804	2,119	2,047

OTHER INCOME AND EXPENSES
Interest and Other Income	344	—	—	—	—	5	—	—	—	—	—	—	—
Net Settlement Payments on Interest Rate Swaps	(660)	—	—	—	—	—	—	—	—	—	—	—	—
Gain on Interest Rate Swaps and Cap	89	—	—	—	—	—	—	—	—	—	—	—	—
Loss on Note Payable at Fair Value	(807)	—	—	—	—	—	—	—	—	—	—	—	—

Total Other Income and (Expenses)	(1,034)	—	—	—	—	5	—	—	—	—	—	—	—

(LOSS) INCOME BEFORE NON–CONTROLLING INTEREST, PROVISION FOR INCOME TAXES AND EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	(21,476)	7,635	(1)	474	721	229	(115)	1,693	(146)	(205)	(804)	1,967	1,102
PROVISION FOR INCOME TAXES	(169)	—	—	—	—	—	—	—	—	—	—	—	—
EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	2,743	—	10,394	—	—	—	810	—	1,034	1,126	2,094	—	—

NET (LOSS) INCOME	(18,902)	7,635	10,393	474	721	229	695	1,693	888	921	1,290	1,967	1,102

Net Loss (Income) Attibutable to Non–Controlling Operating Partnership Units	54	—	—	(1)	(2)	(1)	(2)	(5)	(3)	(3)	(7)	(6)	(3)

NET (LOSS) INCOME ATTIBUTABLE TO CB RICHARD ELLIS REALTY TRUST SHAREHOLDERS	$(18,848)	$7,635	$10,393	$473	$719	$228	$693	$1,688	$885	$918	$1,283	$1,961	$1,099

Basic and Diluted Net Loss per Share	$(0.23)
Weighted Average Common Shares Outstanding—Basic and Diluted	81,367,593

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations—(Continued)

For the Year Ended December 31, 2009 (unaudited)

(In Thousands, Except Share Data)

	UK JV Pro Forma Adjust- ments	European JV Pro Forma Adjust- ments	225 Summit Ave. Pro Forma Adjust- ments	One Wayside Dr. Pro Forma Adjust- ments	100 Tice Blvd. Pro Forma Adjust- ments	NIP Pro Forma Adjust- ments	Duke Tranche I Pro Forma Adjust- ments	Consol- idated Company Pro Forma
	AAA	BBB	CCC	DDD	EEE	FFF	GGG
REVENUES
Rental	$—	$—	$4,370	$5,730	$5,363	$—	$—	$83,649
Tenant Reimbursements	—	—	106	451	1,326	—	—	14,934

Total Revenues	—	—	4,476	6,181	6,689	—	—	98,583

EXPENSES
Operating and Maintenance	—	—	221	195	843	—	—	7,496
Property Taxes	—	—	444	534	623	—	—	12,033
Interest	—	—	—	1,788	2,569	—	—	16,273
General and Administrative	176	114	—	—	—	—	—	4,709
Property Management Fee to Related Party	—	—	212	283	185	—	—	1,588
Investment Management Fee to Related Party	235	237	384	534	609	788	—	12,513
Acquisition Expenses	584	609	1,184	1,032	2,071	1,491	—	14,683
Depreciation and Amortization	—	—	1,455	2,095	1,571	1,458	—	35,204
Loss on Impairment	—	—	—	—	—	—	—	9,160

Total Expenses	995	960	3,900	6,461	8,471	3,738	—	113,658

OTHER INCOME AND EXPENSES
Interest and Other Income	—	—	—	—	—	—	—	349
Net Settlement Payments on Interest Rate Swaps	—	—	—	—	—	—	—	(660)
Gain on Interest Rate Swaps and Cap	—	—	—	—	—	—	—	89
Loss on Note Payable at Fair Value	—	—	—	—	—	—	—	(807)

Total Other Income and (Expenses)	—	—	—	—	—	—	—	(1,029)

(LOSS) INCOME BEFORE NON–CONTROLLING INTEREST, PROVISION FOR INCOME TAXES AND EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	(995)	(960)	576	(280)	(1,782)	(3,738)	—	(16,104)
PROVISION FOR INCOME TAXES	—	—	—	—	—	—	—	(169)
EQUITY IN INCOME OF UNCONSOLIDATED ENTITIES	1,317	884	—	—	—	—	(12,368)	8,034

NET (LOSS) INCOME	322	(76)	576	(280)	(1,782)	(3,738)	(12,368)	(8,240)

Net Loss (Income) Attibutable to Non–Controlling Operating Partnership Units	(1)	0	(2)	(0)	5	(11)	6	18

NET (LOSS) INCOME ATTIBUTABLE TO CB RICHARD ELLIS REALTY TRUST SHAREHOLDERS	$321	$(76)	$574	$(280)	$(1,777)	$(3,749)	$(12,363)	$(8,223)

Basic and Diluted Net Loss per Share								$(0.10)
Weighted Average Common Shares Outstanding—Basic and Diluted								81,367,593

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Notes to the Pro Forma Condensed Consolidated Financial Statements

(unaudited)

Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet of the Company are as of September 30, 2010.

(A) Reflects the historical consolidated balance sheet of the Company as of September 30, 2010.

(B) Represents the purchase price of the assets acquired on October 27, 2010 by the Company in conjunction with the acquisition of NIP. The total cost of $73,000,000 was funded using net proceeds from our public offering. Of the $1,515,000 in total acquisition costs, $1,087,500, or 1.5% of the purchase price, was paid to CBRE Advisors LLC, the Investment Advisor of the Company, upon closing.

(C) Represents the purchase price of the assets acquired on November 15, 2010 by the Company in conjunction with the acquisition of Pacific. The total cost of $144,500,000 was funded using net proceeds from our public offering. Of the $3,073,000 in total acquisition costs, $2,168,000, or 1.5% of the purchase price, was paid to the Investment Advisor, upon closing.

(D) Represents the net cash proceeds received from the Duke Financing on November 24, 2010 after financing costs and reserves. The Duke joint venture, through certain of its subsidiaries, entered into a $92,000,000 mortgage loan with Metropolitan Life Insurance Company. Our pro rata share of this mortgage is $73,600,000 based on our 80% ownership of the Duke joint venture. This mortgage carries a fixed interest rate of 4.25%, a term of five years, is secured on a cross-collateralized basis by nine of the Duke joint venture's properties (22535 Colonial Pkwy, Celebration Office Center, Northpoint III, Goodyear Crossing Ind. Park II, 3900 North Paramount Parkway, 3900 South Paramount Parkway, 1400 Perimeter Park Drive, Miramar I and Miramar II) and may be prepaid subject to the satisfaction of certain conditions.

(E) Represents the cash contribution made in the Duke joint venture in conjunction with the closing of the Duke Tranche I on December 21, 2010. The total investment of $139,080,000, based on our 80% ownership of the Duke joint venture was funded using net proceeds from our public offering. Of the $2,897,000 in total acquisition costs, $2,086,200, or 1.5% of 80% of the agreed value of the properties was paid to the Investment Advisor upon closing.

Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statement of operations of the Company for the nine months ended September 30, 2010 are as follows:

(AA) Reflects the historical condensed consolidated statement of operations for the nine months ended September 30, 2010.

(BB) Reflects the historical statement of operations for the nine months ended September 30, 2010 for NIP in order to present the operations as if the properties were acquired on January 1, 2009. The Company acquired NIP on October 27, 2010. Revenues and direct operations expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Historical depreciation and amortization and an increase in the investment management fee are included in the pro forma adjustments reflected in (LL).

(CC) Reflects the historical equity in income of unconsolidated interest in the Duke Tranche I for the nine months ended September 30, 2010 as if the properties were acquired on January 1, 2009. The properties were acquired by the Duke joint venture on December 21, 2010. The underlying revenues and direct operations expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Historical depreciation and amortization and an increase in the investment management fee are included in the pro forma adjustments reflected in (MM).

(DD) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the Duke North Carolina Portfolio as if the properties were acquired on January 1, 2009. The properties were acquired by the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 30, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Duke North Carolina Portfolio.

(EE) Reflects the pro forma adjustment for 5160 Hacienda Drive in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 5160 Hacienda Drive on April 8, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through April 7, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 5160 Hacienda Drive property.

(FF) Reflects the pro forma adjustment for 10450 Pacific Center Court in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 10450 Pacific Center Court on May 7, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through May 6, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 10450 Pacific Center Court property.

(GG) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the UK JV as if the properties were acquired on January 1, 2009. The properties were acquired by the UK JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 9, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the UK JV.

(HH) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the European JV as if the properties were acquired on January 1, 2009. The properties were acquired by the European JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 9, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the European JV.

(II) Reflects the pro forma adjustment for 225 Summit Avenue in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 225 Summit Avenue on June 21, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 20, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the European JV.

(JJ) Reflects the pro forma adjustment for One Wayside Road in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired One Wayside Road on June 24, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through June 23, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the One Wayside Road property.

(KK) Reflects the pro forma adjustment for 100 Tice Blvd. in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 100 Tice Blvd. on September 28, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through September 27, 2010 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 100 Tice Blvd. property.

(LL) Reflects the pro forma adjustment for NIP in order to present the operations as if the properties were acquired on January 1, 2009. The Company acquired NIP on October 27, 2010. The pro forma adjustment includes depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through September 30, 2010.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of NIP.

(MM) Reflects the pro forma adjustment for Duke Tranche I in order to present the operations as if the properties were acquired on January 1, 2009. The Company acquired Duke Tranche I on December 21, 2010. The underlying pro forma adjustment includes depreciation and amortization expense and an increase in the investment management fee through September 30, 2010.

The adjustments to the Pro Forma Condensed Consolidated Statements of Operations of the Company for the Year Ended December 31, 2009 are as follows:

(NN) Reflects the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2009.

(OO) Reflects the historical statement of operations for the year ended December 31, 2009 for NIP in order to present the operations as if the properties were acquired on January 1, 2009. The Company acquired NIP on October 27, 2010. Revenues and direct operations expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis.

Historical depreciation and amortization expense, acquisition expenses and an increase in the investment management fee are included in the pro forma adjustments reflected in (FFF).

(PP) Reflects the historical equity in income of unconsolidated interest in the Duke Tranche I for the year ended December 31, 2009 as if the properties were acquired on January 1, 2009. The properties were acquired by the Duke joint venture on December 21, 2010. The underlying revenues and direct operations expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Historical depreciation and amortization, acquisition expenses and an increase in the investment management fee are included in the pro forma adjustments reflected in (GGG).

(QQ) Reflects the pro forma adjustment for 13201 Wilfred Lane in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 13201 Wilfred Lane on June 29, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through June 28, 2009 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 13201 Wilfred Lane property.

(RR) Reflects the pro forma adjustment for Comcast in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired Comcast on July 1, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through June 30, 2009 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Comcast property.

(SS) Reflects the pro forma adjustment for Ingenuity in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired Ingenuity on August 5, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through August 4, 2009 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Ingenuity property.

(TT) Reflects the pro forma adjustment of equity in income of unconsolidated interest in Duke NP III as if the property was acquired on January 1, 2009. The property was contributed to the joint venture on October 15, 2009. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through October 14, 2009 (the date prior to contribution into the joint venture).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Duke NP III property.

(UU) Reflects the pro forma adjustment for West Point in order to present the operations as if the property was acquired on January 9, 2009. The Company acquired West Point on December 30, 2009. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 29, 2009 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the West Point property.

(VV) Reflects the pro forma adjustment for Miramar I in order to present the operations as if the property was acquired and contributed to the Duke joint venture on January 1, 2009. The Company acquired Miramar I on December 31, 2009 and contributed the property to the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities include the recognition of revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 30, 2009 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Miramar I property.

(WW) Reflects the pro forma adjustment for Miramar II in order to present the operations as if the property was acquired and contributed to the Duke joint venture on January 1, 2009. The Company acquired Miramar II on December 31, 2009 and contributed the property to the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities include the recognition of revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 30, 2009 (the date prior to acquisition).

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Miramar II property.

(XX) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the Duke North Carolina Portfolio as if the properties were acquired on January 1, 2009. The properties were contributed by Duke to the Duke joint venture on March 31, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses depreciation and amortization expense, acquisition expenses and an increase in the investment management fee through December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the Duke North Carolina Portfolio.

(YY) Reflects the pro forma adjustment for 5160 Hacienda Drive in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 5160 Hacienda Drive on April 8, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 5160 Hacienda Drive property.

(ZZ) Reflects the pro forma adjustment for 10450 Pacific Center Court in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 10450 Pacific Center Court on April 8, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 10450 Pacific Center Court property.

(AAA) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the UK JV as if the properties were acquired on January 1, 2009. The properties were contributed to the UK JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense plus acquisition expenses and an increase in the investment management fee through December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflect an adjustment for the allocable portion of the pro forma income of the UK JV.

(BBB) Reflects the pro forma adjustment of equity in income of unconsolidated interest in the European JV as if the properties were acquired on January 1, 2009. The properties were contributed to the European JV on June 10, 2010. The pro forma adjustments included in equity in income of unconsolidated entities is presented to include revenues, direct operating expenses, depreciation and amortization expense plus acquisition expenses and an increase in the investment management fee through December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the European JV.

(CCC) Reflects the pro forma adjustment for 225 Summit Avenue in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 225 Summit Avenue on June 21, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 225 Summit Avenue property.

(DDD) Reflects the pro forma adjustment for One Wayside Road in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired One Wayside Road on June 24, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the One Wayside Road property.

(EEE) Reflects the pro forma adjustment for 100 Tice Blvd. in order to present the operations as if the property was acquired on January 1, 2009. The Company acquired 100 Tice Blvd. on September 28, 2010. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of the 100 Tice Blvd. property.

(FFF) Reflects the pro forma adjustment for NIP in order to present the operations as if the properties were acquired on January 1, 2009. The Company acquired NIP on October 27, 2010. The pro forma adjustment includes depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of NIP.

(GGG) Reflects the pro forma adjustment for Duke Tranche I in order to present the operations as if the properties were acquired on January 1, 2009. The Company acquired Duke Tranche I on December 21, 2010. The underlying pro forma adjustment includes depreciation and amortization expense, acquisition expenses and an increase in the investment management fee for the year ended December 31, 2009.

Net (income) attributable to non-controlling operating partnership units reflects an adjustment for the allocable portion of the pro forma income of Duke Tranche I.